April 21, 2010

<u>Amendment to Services Agreement signed week of April 12th 2010</u>

Per our conversation, we are submitting the following amendment to the initial agreement (see attached appendix) as the new commitment and compensation we agreed on regarding Omnicity Inc. This agreement will be for a two-month period starting May 3rd 2010, to be followed by a 10 month period based upon mutual agreement from both parties by June 15th 2010. If no mutual agreement is reached by June 15th, then this agreement will terminate on June 30th 2010. If mutual agreement is reached, a new 10 month agreement will be entered into before June 23rd with next payment for services forthcoming by same date.

Compensation is to be $25,000 (twenty-five thousand dollars) per month in restricted stock at the previous two-week average bid. It is agreed that the first two months shall be paid in advance in the amount of 165,000 shares. Allow one week for preparation and planning before we start with this week to end by May 3rd 2010. No work will begin until payment is received by way of receipt of share certificate by Vui on or before May 3rd 2010. Shares will be free trading after 6 months.

Shares to be issued to:
VUI Financial, LLC
5086 N US 17
Deleon Springs, Fl 32130
Tax ID# 27-1149421
Tel: 386-985-5709

Payment is due one full week before the end of each contract period if we are to continue to provide our services. Prompt payment is essential for advertising continuity.

By signing below, we accept this amendment as a Contractual Agreement between VUI and Omnicity Inc. is fully subject to the terms and conditions stated herein.

Omnicity Inc.

April 26, 2010

~~Greg Jarman~~ DON PREST — Date
~~President~~ CHIEF FINANCIAL OFFICER

Vui Financial LLC

Guy Vinci
President

4/27/10
Date

VUI Financial LLC

Investor Relations Services
Performed by VUI Financial

- **Advertising:** Regular exposure in national and local state news papers of Omnicity as investment opportunity.
- **Electronic marketing:** We will arrange for Omnicity to be featured as newsletter or analyst pick in a vaiety of online financial research sites.
- **Stockbroker Follow up:** VUI will turn leads from ads over to stockbrokers we have identified as those who will buy your stock.
- **Telemarketing**: We will introduce your Company to stockbrokers on a daily basis through our phone room. We have a large file of brokers who buy emerging growth Companies under five dollars.
- **Investor Data Lists:** We will present OMCY as an investment opportunity to our extensive data base of small cap investors.
- **Investor calls**: We will coordinate with Dan Patience the follow up and exchange of investor leads and financing groups on an ongoing basis.
- **Travel**: We will organize and coordinate broker and investment meetings for Greg Jarman on a regular basis.

D.P.
4/26/2010

COMPENSATION FOR SERVICES

Per our conversation, we are submitting the following as the commitment we discussed regarding Omnicity Inc. This agreement will be for a twelve-month period.

Compensation is to be $25,000 (twenty-five thousand dollars) per month in restricted stock at the previous two-week average bid. It is agreed that the first four months shall be paid in advance. Allow one week for preparation and planning before we start. No work will begin until payment is received.

Payment is due one full week before the end of each contract period if we are to continue to provide our services. Prompt payment is essential for advertising continuity.

By signing below, we accept this Commitment as a Contractual Agreement between VUI and Omnicity Inc. is fully subject to the terms and conditions stated herein.

Omnicity Inc.

____________________ ____________________

Greg Jarman
President

Vui Financial LLC

____________________ ____________________

Guy Vinci
President

D.P.
4/26/2010